Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.

ANNOUNCES UNITHOLDER APPROVAL

Dallas, Texas – August 15, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) announces that its Common Unitholders approved the Listing Proposal presented at today’s Special Meeting. The Common Unitholders approved both a change in the terms of the Partnership’s Class F Units to provide that each Class F Unit is convertible into one of the Partnership’s Common Units, and the issuance of additional Common Units upon the conversion of the Class F Units. Consequently, all of the 2,570,150 outstanding Class F Units, which are held by Energy Transfer Equity, L.P. (“ETE”), will be canceled and the Partnership will issue 2,570,150 Common Units to ETE.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 11,700 miles of pipeline in service, with an additional 550 miles under construction. The Partnership is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 440 customer service locations in 40 states extending from coast to coast and Alaska.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner, and following the conversion of its Class F Units, approximately 36.4 million Common Units of Energy Transfer Partners, L.P.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.

Contact:

Renee Lorenz

Investor Relations

214-981-0700